EXHIBIT #23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-164572) on Form S-8 of our report dated June 24, 2016, which appears in this annual report on Form 11-K of New Jersey Resources Corporation Employees' Retirement Savings Plan for the year ended December 31, 2015.

/s/ Baker Tilly Virchow Krause, LLP
Clark, New Jersey
June 24, 2016